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EXHIBIT 21.1

                    SUBSIDIARIES OF SHARPS COMPLIANCE CORP.


Sharps Compliance, Inc. (a Texas corporation), d/b/a Sharps Compliance, Inc. of Texas and d/b/a INSCITE